Exhibit 10.19

Form of Loan Agreement

Bio-X Co., Ltd. (hereinafter referred to as the “Creditor”) and GLAAM Co., Ltd. (hereinafter referred to as the “Debtor”), hereby enter into a loan agreement as follows.

Article 1 (Borrowing Amount)

Creditor lends KRW [                 ] (KRW [                ]) (the “Principal Amount”) to Debtor, and Debtor borrows the Principal Amount.

Article 2 (Borrowing Term)

The term of the loan hereunder shall be from [                 ] to [                ] (the “Borrowing Term”).

Article 3 (Interest Rate and Repayment)

The interest rate on the Principal Amount shall be 5% per annum (together with the Principal Amount, the “Borrowing Amount”), payable together with the Principal Amount on the last day of the Borrowing Term.

Article 4 (Allowance of the Mid-term Repayment)

Debtor may prepay (be allowed partial repayment of) the Borrowing Amount prior to the end of the Borrowing Term, subject to the discretion of the Debtor.

Article 5 (Resolution of Dispute)

If a dispute arises in connection with this loan agreement, Creditor and Debtor agree to resolve it amicably based on mutual trust, but if no resolution is reached and a lawsuit is filed, the Seoul Central District Court shall be the competent court.

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To confirm and prove the contents of the above agreement, two copies of this agreement shall be executed, and each copy shall be kept by Creditor and Debtor, respectively, after being signed and sealed.

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Company Name: Bio-X Co., Ltd.	Company Name: GLAAM Co., Ltd.

Address: 8F, 10, Ewhayeodae 1-gil, Seodaemun-gu, Seoul, ROK	Address: 298-42, Cheongbukjungang-ro, Pyeongtaek-si, Gyeonggi-do, ROK

Business Registration Number : 296-87-65996	Business Registration Number : 211-87-65996

Representative Director:	Representative Director:

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